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                                                                   EXHIBIT 99.02


SystemSoft Signs Definitive Agreement for the Sale and Licensing of BIOS
Products


Company Receives Initial Cash Payment of $612K




NATICK, Mass. - Oct. 22, 1998 - SystemSoft Corporation (NASDAQ: SYSF), today announced that it has concluded a definitive Agreement with Insyde Software for the sale of some BIOS assets and the licensing of others effective September 1, 1998. Insyde Software is a privately held software company with offices in Natick, MA and Taipei, Taiwan.

In consideration of the Agreement, SystemSoft could receive payments of up to $2.0 million. Under terms of the Agreement, SystemSoft received an initial cash payment from Insyde of $612,000.

Additionally, SystemSoft and Insyde Software have implemented a joint-program designed to individually transition previous SystemSoft BIOS customers.

"This transaction with Insyde helps strengthen our focus on our core business -- automated problem-resolution technologies such as SystemWizard, CardWizard and MobileAssist," said Frank A. Sola, Chief Executive Officer of SystemSoft. "We are confident in Insyde Software's ability to provide outstanding service and products to the mobile BIOS industry."

About SystemSoft
SystemSoft is a leading provider of automated self-help technologies, including SystemWizard, CardWizard for NT 4.0 and MobileAssist. SystemSoft licensees include leading PC manufacturers such as Acer, Dell, Hewlett-Packard, Micron, Packard Bell NEC, Quantex and Toshiba, as well as corporate partners such as Computer Associates and Sykes Enterprises. Information on SystemSoft products and services is available on the World Wide Web at http://www.systemsoft.com.




For more information contact:
John Ambrose        Cynthia DeMonte
SystemSoft          DeMonte Associates
(508) 651-0088      (212) 473-3700



Any statements that are not historical facts contained in this release are forward looking statements. Those statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated, including but not limited to those relating to cash liquidity, market acceptance, and other risks identified in the Company's Securities and Exchange Commission filings. SystemWizard and SystemSoft are registered trademarks of SystemSoft Corp. Other product names used in this publication are for identification purposes only and may be trademarks of their respective companies.